EXHIBIT D

CERTAIN INFORMATION REGARDING THE STOCKHOLDERS

The following table sets forth the name, citizenship and present principal occupation or employment of the Stockholders, and the name and principal business of any corporation or other organization in which such occupation or employment is conducted.

INDIVIDUAL STOCKHOLDERS:

STOCKHOLDER	CITIZENSHIP	RESIDENCE OR BUSINESS ADDRESS	PRESENT PRINCIPAL OCCUPATION

Robert Rosenkranz	United States	c/o Delphi Capital Management, Inc. 590 Madison Avenue, 30th Floor New York, NY 10022	Chief Executive Officer and Chairman of the Board of Delphi Financial Group, Inc.

INSTITUTIONAL STOCKHOLDERS:

STOCKHOLDER	PLACE OF ORGANIZATION	PRINCIPAL BUSINESS	ADDRESS OF PRINCIPAL OFFICE
Rosenkranz & Company, L.P.	Delaware	Corporate Acquisitions	c/o Delphi Capital Management, Inc. 590 Madison Avenue, 30th Floor New York, NY 10022

R & Co. Capital Management LLC	Delaware	General Partner of Rosenkranz & Company, L.P.	c/o Delphi Capital Management, Inc. 590 Madison Avenue, 30th Floor New York, NY 10022

Pergamon Enhanced Partners, L.P.	Delaware	Investments	c/o Delphi Capital Management, Inc. 590 Madison Avenue, 30th Floor New York, NY 10022

RR Delaware Holdings LP	Delaware	Investments	c/o Delphi Capital Management, Inc. 590 Madison Avenue, 30th Floor New York, NY 10022

To the best knowledge of TM Holdings, none of the Stockholders has during the last five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or State securities laws or finding any violation with respect to such laws.

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